Exhibit 23


                       Consent of Independent Accountants



We consent to the incorporation by reference in the Registration Statements of the Burlington Resources Inc. Retirement Savings Plan (the "Plan") on Form S-8 (File No. 33-26024, as amended by Amendment No. 1 to the Registration Statement, File No. 2-97533, and File No. 333-02029), of our report dated June 20, 1997, on our audits of the financial statements and supplemental schedules of the Plan as of December 31, 1996 and 1995, and for the year ended December 31, 1996, which report is included in this Annual Report on Form 11-K.




/s/ Coopers & Lybrand L.L.P.



Houston, Texas
June 27, 1997

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